CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the American Century Variable Portfolios II, Inc. of our report dated February 10, 2017, relating to the financial statements and financial highlights, which appears in the American Century VP Inflation Protection Fund’s Annual Report on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers
Kansas City, Missouri
April 12, 2017